Exhibit 99.1 Wednesday, August 31, 2022 FOR IMMEDIATE RELEASE WaFd Bank Promotes Chief Risk Officer Kelli Holz to Chief Financial Officer SEATTLE, WASHINGTON - Washington Federal, Inc. (Nasdaq: WAFD) (the “Company”), parent company of Washington Federal Bank, “WaFd Bank” today announced the promotion of Kelli Holz, veteran banker and current Senior Vice President Chief Risk Officer to Chief Financial Officer effective January 1, 2023. She replaces Vincent Beatty, who announced in January 2022 that he will be retiring at the end of this December. Kelli is both a certified public accountant and certified anti-money laundering specialist (ACAMS) and brings 34 years of finance and risk experience in various leadership positions to this role. She was controller and interim Chief Financial Officer at Horizon Bank in Bellingham, Washington prior to that institution being acquired by Washington Federal Bank in 2010. Kelli holds an accounting and business administration degree from Western Washington University. She is also active as a member of the Board of Trustees and Treasurer for the Meridian Public School Foundation where she oversees the granting of college scholarships for high school graduates. Holz commented, “WaFd Bank has a remarkable history of delivering results for its shareholders, customers and employees and I am pleased to have this opportunity to make a difference. I look forward to building on what Vince and the finance team have accomplished and further utilize automation to streamline controls, procedures, and financial reporting to empower management and the board of WaFd Bank.” WaFd President and Chief Executive Officer Brent Beardall said, “Kelli has a proven track record of high performance and brings a wealth of experience in finance, compliance and enterprise risk management to our executive management team at WaFd. She knows us well, understands the importance of strong controls and processes to both better serve our clients and protect our capital. We welcome her passion and ability to execute strategically to help us build for the future.”

2 Washington Federal, Inc. is the parent company of Washington Federal Bank, a federally insured Washington state chartered commercial bank doing business as WaFd Bank that operates branches in Washington, Oregon, Idaho, Utah, Nevada, Arizona, Texas, and New Mexico. Established in 1917, the bank provides consumer and commercial deposit accounts, financing for small- to middle-market businesses, commercial real estate, and residential real estate, including consumer mortgages, home equity lines of credit and insurance products through a subsidiary. As of June 30, 2022, the Company operated 209 branches and reported $20.2 billion in assets, $16.0 billion in deposits and $2.2 billion in shareholders’ equity. To find out more about WaFd Bank, please visit our website www.wafdbank.com. WaFd Bank uses its website to distribute financial and other material information about the Company. # # # Contact: Washington Federal, Inc. 425 Pike Street, Seattle, WA 98101 Brad Goode 206-626-8178 Brad.Goode@wafd.com